UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2022

Nuvve Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40296	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2488 Historic Decatur Road San Diego, California	92106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 456-5161

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	NVVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement, Pre-Funded Warrants and Warrants

On July 27, 2022, Nuvve Holding Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional and accredited investor (the “Purchaser”), relating to the issuance and sale of 2,150,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), pre-funded warrants to purchase an aggregate of 1,850,000 shares of Common Stock (the “Pre-Funded Warrants”), and warrants (the “Warrants”) to purchase an aggregate of 4,000,000 shares of Common Stock in a registered direct offering (the “Offering”). The closing of the Offering is expected to occur on or about July 29, 2022 (the “Closing Date”), subject to customary closing conditions.

The offering price for the Shares will be $3.50 per Share and the offering price for the Pre-Funded Warrants will be $3.4999 per Pre-Funded Warrant, which represents the per Share public offering price less $0.0001 per share exercise price for each Pre-Funded Warrant. Each Pre-Funded Warrant has an exercise price of $0.0001 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants will have an exercise price of $3.75 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and each Warrant will be exercisable for one share of Common Stock. The Warrants will be exercisable beginning six months from the date of issuance and the Pre-Funded Warrants will be exercisable immediately upon issuance. The Pre-Funded Warrants shall terminate when fully exercised and the Warrants will terminate five years from the initial exercisability date.  The aggregate gross proceeds to the Company from the Offering are expected to be approximately $14 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and the Warrants. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC (the “Placement Agent”) is acting as exclusive placement agent for the Offering.

The Offering is being made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-264462), as previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), a base prospectus included as part of the registration statement, and a final prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

Placement Agency Agreement

In connection with the Offering, the Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with the Placement Agent. Pursuant to the Placement Agency Agreement, Placement Agent is acting as the sole placement agent for the Offering and the Company agreed to pay to the Placement Agent a fee equal to 6.0% of the gross proceeds received by the Company in the Offering in the form of cash.

The forms of Pre-Funded Warrant, Warrant, Purchase Agreement and Placement Agency Agreement are filed as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, and the description of the terms of the forms of Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrant and the Warrant is qualified in its entirety by reference to such exhibits. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. relating to the legality of the issuance and sale of the Shares, the Warrants, the Pre-Funded Warrants and the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events

On July 27, 2022, the Company issued a press release announcing the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
10.1	Form of Securities Purchase Agreement between the Company and the Purchaser, dated July 27, 2022
10.2	Placement Agency Agreement between the Company and Craig-Hallum Capital Group LLC
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (contained in Exhibit 5.1)
99.1	Press Release dated July 27, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 28, 2022	NUVVE HOLDING CORP.

	By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Chairman and Chief Executive Officer

3